UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Mamaroneck Avenue, White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(914) 428-9098

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In accordance with Registrant’s executive succession plan, by letter dated December 31, 2008, David L. Webster resigned from the Board of Directors of Registrant, and resigned as Chairman, Director and Officer of Kinro, Inc., Registrant’s subsidiary, and Kinro, Inc.’s direct and indirect subsidiaries.

Mr. Webster’s resignations, effective December 31, 2008, were in connection with his retirement after approximately 30 years with Kinro.  There is no disagreement between Mr. Webster and Registrant on any matter relating to Registrant’s operations, policies, or practices.

In connection with the foregoing, Registrant and Mr. Webster entered into an Executive Compensation and Benefits Agreement, effective as of January 1, 2009 (the “Agreement”).  Mr. Webster’s existing employment agreement, which expires December 31, 2009, will be cancelled as of the effective date of the Agreement.

Pursuant to the Agreement, for the two-year period from January 1, 2009 through December 31, 2010, Mr. Webster will receive:

(i)           annual compensation of $750,000 payable in accordance with Registrant’s customary payroll practices; plus

(ii)           to the extent permitted by Registrant’s group plan, medical and health insurance group benefits; dental coverage; the automobile currently provided to Mr. Webster together with related expenses; long-term disability insurance; and the remaining three annual payments of premium for long-term care insurance.  The estimated annual cost of these benefits is approximately $50,000.

Stock options held by Mr. Webster granted in November 2003 at $12.78 per share will remain outstanding subject to the terms of Registrant’s stock option plan.  All other options previously granted to Mr. Webster have been cancelled.

Pursuant to the Agreement, on a limited basis, Mr. Webster will render services to Registrant regarding Kinro’s and Registrant’s operations, and will represent Registrant in industry-related functions.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

10(iii)(A).            Executive Compensation and Benefits Agreement between Registrant and David L. Webster, dated December 31, 2008, incorporating the matters described in Item 5.02.

17.           Letter of resignation of David L. Webster to Registrant, dated December 31, 2008.

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED (Registrant)

	By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer and Treasurer

Dated: January 5, 2008